Exhibit 99.1

Emmaus Life Sciences Reports Quarterly Financial Results

Torrance CA, August 14, 2026 - Emmaus Life Sciences, Inc. (OTCQB: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported on its financial condition and results of operations as of and for the three and six months ended June 30, 2026.

Highlights

“Under our previously announced License and Exclusive Distribution Agreement with NeoImmuneTech, Inc., or NIT, which became effective date on May 15, 2026, we granted NIT an exclusive license to our rights to market, sell, and distribute Endari and any generic equivalents we may develop in sickle cell disease in the U.S. and its territories and possessions and Canada in exchange for an upfront cash payment and royalties on NIT’s sales of the licensed products. We recognized a part of the upfront payment and royalties as revenue which resulted in a 124% increase in net revenues for three month ended June 30, 2026 as compared to the same period in 2025,” commented Willis Lee, Chairman and Chief Executive Officer of Emmaus. “We were also able to further reduce our operating expenses,” he added.

Financial and Operating Results

Net Revenues. Net revenues for the three months ended June 30, 2026 were $6.3 million, compared to $2.8 million in the same period in 2025 due primarily to the recognition of revenue from the NIT license arrangement, partially offset by a decrease in direct Endari® sales.

Operating Expenses. Total operating expenses for the three months were $2.1 million compared to $3.0 million in the comparable period in 2025. The decrease was due primarily to decreased expenses attributable to the transfer of our sales force to NIT in connection with the license arrangement.

Income (Loss) From Operations. Income from operations for the three months was $3.8 million compared to $0.4 million loss from operations in the same period in 2025. This was due to the increase in net revenues and lower operating expenses.

Other Expense. The company realized other expense of $2.5 million for the three months compared to $1.4 million in the same period in 2025. The increase was primarily due to decreases of gain on lease modification and change in fair value of investment in equity securities.

Net Income (Loss). For the three months, the company realized a net income of $1.3 million, or $0.02 basic earnings per share based on approximately 70.2 million weighted-average common shares, compared to net loss of $1.1 million, or ($0.02) basic earnings per share based on approximately 63.9 million weighted-average common shares in the comparable period in 2025. The increase in net income was attributable primarily to the increase in net revenues.

Liquidity and Capital Resources. At June 30, 2026, the company had cash and cash equivalents of $2.8 million, compared to $2.1 million at December 31, 2025.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar, the United Arab Emirates, Bahrain and Oman and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual’s red blood cells to distort into a “C” or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including doubt about the company’s ability to continue as a going concern and other factors disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 31, 2026 and Quarterly Report on Form 10-Q filed on August 14, 2026, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Investor Relations

(310) 214-0065

IR@emmauslifesciences.com

[1]	Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.
[2]	Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

(Financial Tables Follow)

Emmaus Life Sciences, Inc.
Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues, Net	$6,318	$2,817	$8,300	$5,223
Cost of Goods Sold	344	150	512	375
Gross Profit	5,974	2,667	7,788	4,848
Operating Expenses	2,183	3,037	4,820	6,198
Income (Loss) from Operations	3,791	(370)	2,968	(1,350)
Net Income (Loss)	1,339	(1,135)	(1,996)	(3,465)
Comprehensive Income (Loss)	1,684	2,901	(2,569)	769
Net Income (Loss) per Share	$0.02	$(0.02)	$(0.03)	$(0.05)
Weighted Average Common Shares Outstanding	70,188,263	63,865,571	70,188,263	63,865,571

Emmaus Life Sciences, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

	As of
	June 30, 2026	December 31, 2025
Assets
Current Assets:
Cash and cash equivalents	$2,808	$2,127
Accounts receivable, Net	709	2,804
Inventories, net	1,589	1,555
Prepaid expenses and other current assets	897	1,260
Total Current Assets	6,003	7,746
Property and Equipment, Net	86	113
Right of use assets	808	766
Investment in convertible bond	8,691	12,604
Investment in equity security	580	-
Other Assets	203	207
Total Assets	$16,370	$21,436

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$23,466	$22,615
Operating lease liabilities, current portion	390	348
Conversion feature derivative, notes payable	9	-
Notes payable, current portion	9,247	11,151
Convertible notes payable, net of discount	17,333	17,380
Other current liabilities	15,671	17,578
Total Current Liabilities	66,116	69,072
Other long-term liabilities	16,430	15,972
Total Liabilities	82,546	85,044
Stockholders’ Deficit	(66,176)	(63,608)
Total Liabilities & Stockholders’ Deficit	$16,370	$21,436

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